SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Northwest Natural Gas Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2004

To the Shareholders of Northwest Natural Gas Company:

We cordially invite you to attend the 2004 Annual Meeting of Shareholders of Northwest Natural Gas Company (the Company), which will be held in the Lloyd Center Ballroom of the DoubleTree Hotel Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 27, 2004, commencing at 2:00 p.m., Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to join us.

At the meeting you will be asked to consider and vote upon the election of three directors. Your Board of Directors unanimously recommends that you vote FOR the directors nominated in Proposal 1.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to the Company’s activities and operating performance is contained in our 2003 Annual Report, which is also enclosed.

It is important that your shares are represented and voted at the meeting. Whether or not you plan to attend, please vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the proxy statement.

Sincerely,

Richard G. Reiten Chairman of the Board	Mark S. Dodson President and Chief Executive Officer

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 N.W. SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

Portland, Oregon, April 16, 2004

To the Shareholders:

The 2004 Annual Meeting of Shareholders of Northwest Natural Gas Company will be held in the Lloyd Center Ballroom of the DoubleTree Hotel Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 27, 2004, at 2:00 p.m., Pacific Daylight Time, for the following purposes:

1)	to elect three Class II directors to a term of three years; and

2)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record at the close of business on April 8, 2004 are entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

The Board of Directors of the Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend the meeting in person. These proxies also will instruct the relevant fiduciary under the Company’s Dividend Reinvestment and Stock Purchase Plan or Retirement K Savings Plan to vote any shares held for shareholders’ benefit under those Plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed herewith for your use. No postage is needed if mailed in the United States. Instructions regarding Internet and telephone voting also are included on the enclosed proxy card.

Your vote is very important to us.

We urge you to vote by promptly marking, signing, dating and returning the enclosed proxy card, or by granting a proxy by telephone or the Internet in accordance with the instructions on the enclosed proxy card, as soon as possible. Your prompt vote will save the Company the additional expense of further requests to ensure the presence of a quorum. You may vote in person at the meeting whether or not you previously have returned your proxy.

By Order of the Board of Directors,

Secretary

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 N.W. SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 27, 2004

PROXY STATEMENT

The Board of Directors of Northwest Natural Gas Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend in person the Annual Meeting of Shareholders to be held in the Lloyd Center Ballroom of the DoubleTree Hotel Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 27, 2004, at 2:00 p.m., Pacific Daylight Time. The Company requests that you sign and return the enclosed proxy promptly. Alternatively, you may grant your proxy by telephone or the Internet.

The Company’s Annual Report for the fiscal year ended December 31, 2003, including audited financial statements, is being mailed to all shareholders, together with this proxy statement and the accompanying proxy card, commencing April 16, 2004.

The close of business on April 8, 2004 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

VOTING BY PROXY AND HOW TO REVOKE YOUR PROXY

You may vote your shares either in person or by duly authorized proxy. You may use the proxy card accompanying this proxy statement if you are unable to attend the meeting in person or you wish to have your shares voted by proxy even if you do attend the meeting. If you are a registered shareholder, you may vote by telephone, Internet or mail, or you may vote your shares in person at the meeting. To vote:

By telephone (do not return your proxy card)

•	On a touch-tone telephone, call the toll-free number indicated on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 4:00 p.m. Eastern Daylight Time on May 26, 2004.

•	Have your proxy card available when you call.

•	Follow the simple recorded instructions.

By Internet (do not return your proxy card)

•	Go to the Web site indicated on your proxy card. Internet voting is available 24 hours a day, 7 days a week, until 4:00 p.m. Eastern Daylight Time on May 26, 2004.

•	Have your proxy card available.

•	Follow the simple instructions.

By mail

•	Mark your choice on your proxy card. If you properly execute your proxy card but do not specify your choice, your shares will be voted “FOR” Proposal 1, as recommended by the Company’s Board of Directors.

•	Date and sign your proxy card.

•	Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.

You may revoke your proxy at any time before the proxy is exercised (1) by delivering a written notice of revocation, (2) by filing with the corporate secretary a subsequently dated, properly executed proxy, (3) by voting after the date of the proxy by telephone or Internet, or (4) by attending the meeting and voting in person. Your attendance at the meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to:

Northwest Natural Gas Company

220 NW Second Ave.

Portland, OR 97209

Attention: Corporate Secretary

If your shares are held in nominee or street name by a bank or broker, you should follow the directions on the instruction form you receive from your bank or broker as to how to vote, change your vote, or revoke your proxy.

If an adjournment of the meeting occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

VOTING SECURITIES OF THE COMPANY

The 26,002,241 shares of Common Stock outstanding on March 15, 2004 were held by 9,595 shareholders residing in 50 states, the District of Columbia and a number of foreign countries.

Each holder of Common Stock of record at the close of business on April 8, 2004 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the candidates.

A majority of the shares of Common Stock outstanding at the close of business on April 8, 2004 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

It is important that your shares be represented at the meeting. You are urged, regardless of the number of shares held, to sign and return your proxy. Alternatively, you may grant your proxy by telephone or the Internet as described above.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation provide that the Board of Directors be comprised of not less than nine nor more than 13 directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at 11. At the opening of this year’s Annual Meeting, Mr. Robert L. Ridgley will retire as he has reached the mandatory retirement age for Board service. Mr. Ridgley has been a director since 1984 and served as President and Chief Executive Officer of the Company from 1985 until 1996 when he retired. Mr. Ridgley served as Chairman of the Board from March 1997 through February 1999. The Board of Directors thanks Mr. Ridgley for his extensive and valued service to the Company for over 20 years.

The Restated Articles provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible. Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of Class II directors expires with this year’s Annual Meeting. Messrs. Hamachek and Tromley and Ms. Teppola are nominees for election to the Board as Class II directors to serve until the 2007 Annual Meeting or until their successors have been duly elected and qualified. Each of Messrs. Hamachek and Tromley and Ms. Teppola was elected by the shareholders at the 2001 Annual Meeting. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

Vote Required

Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the three nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for directors.

The Board of Directors recommends the election of the nominees listed below.

INFORMATION CONCERNING NOMINEES

AND CONTINUING DIRECTORS

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Class II

(For a three-year term ending 2007)

Tod R. Hamachek Chairman and Chief Executive Officer, Penwest Pharmaceuticals Company Danbury, Connecticut Age: 58 Director since: 1986 Board Committees: Governance, Audit, Strategic Planning (Chair)

Mr. Hamachek has served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company since October 1997. Penwest, which was spun off from Penford Corporation in 1998, is engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. He is a director of Penwest, The Seattle Times Company and The Blethen Corporation (the majority owner of The Seattle Times Company). Mr. Hamachek is also a trustee of the Aldrich Museum of Contemporary Art in Ridgefield, Connecticut. He is a graduate of Williams College and Harvard Business School.

Melody C. Teppola

Managing Partner, National Builders Hardware Company, Portland, Oregon

Age: 61

Director since: 1987

Board Committees: Public Affairs and Environmental Policy (Chair), Governance, Audit

Ms. Teppola has been associated with National Builders Hardware Company, a regional and national distributor of builders hardware, woodworking machinery and decorative plumbing, since 1965, and a managing partner since 1975. Her community activities have focused on art, education and advocacy for women and children. She is a director of the Portland Business Alliance and a member of the Marquam Hill Steering Committee of Oregon Health Science University Foundation. She also serves as a director of the Oregon Community Foundation and the Bonnie Bronson Fund. Ms. Teppola is a graduate of Mills College.

Russell F. Tromley

President and Chief Executive Officer, Tromley Industrial Holdings, Inc., Tualatin, Oregon

Age: 64

Director since: 1994

Board Committees: Audit, Governance, Organization and Executive Compensation (Chair)

Mr. Tromley has served as President and Chief Executive Officer of Tromley Industrial Holdings, Inc., since its formation in 1990. Tromley Industrial Holdings is involved in nonferrous metals alloying and distribution, the manufacture and sale of equipment for the foundry and steel industry, industrial equipment leasing and industrial and retail business property investments. Mr. Tromley is a past President of the Casting Industry Suppliers Association and of the Arlington Club, and is a non-lawyer arbitrator for, and a member of the House of Delegates of, the Oregon State Bar Association. He was a founding director of The Bank of the Northwest, and also serves on the advisory board of Pacific Northwest Bank of Oregon and as a director emeritus of the Evans Scholars Foundation and the Western Golf Association. Mr. Tromley attended the University of Washington and Harvard Business School.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class I

(Term ending in 2006)

Timothy P. Boyle

President and Chief Executive Officer of Columbia Sportswear Company, Portland, Oregon

Age: 54

Director since: 2003

Board Committees: Finance, Organization and Executive Compensation, Strategic Planning

Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He began working with Columbia Sportswear Company in 1970. Mr. Boyle is a member of the Boards of Directors of Widmer Brothers Brewing, the University of Oregon Foundation and Oregon Trout and is a trustee of Reed College and a past member of the Young Presidents’ Organization. He earned a Bachelor of Science degree in Journalism from the University of Oregon.

Mark S. Dodson President and Chief Executive Officer of the Company, Portland, Oregon Age: 59 Director since: 2003 Board Committees: None

Mr. Dodson became Chief Executive Officer of the Company on January 1, 2003, where he previously served as President, Chief Operating Officer and General Counsel since 2001. He joined the Company in 1997 as Senior Vice President of Public Affairs and General Counsel, following a 17-year career with the Portland law firm Ater Wynne Hewitt Dodson & Skerritt. Mr. Dodson serves on the executive committees of the Portland Business Alliance and Associated Oregon Industries and is a member of the Board of Directors of the Oregon Business Council. He also has worked on affordable housing issues as a board member and chairman of the Neighborhood Partnership Fund. Mr. Dodson has provided advice and counsel to government and elected officials, including service on the transition committees of several Oregon governors. He currently serves as a Trustee of Linfield College and as a member of the Board of Directors of Waseda University USA, and recently headed the Oregon Governor’s Task Force on Scholarship and Student Aid. He earned an undergraduate degree from Harvard University and a law degree from Boalt College of Law at the University of California, Berkeley.

Randall C. Papé

President and Chief Executive Officer, The Papé Group, Inc., Eugene, Oregon

Age: 53

Director since: 1996

Board Committees: Governance, Finance (Chair), Public Affairs and Environmental Policy

Since 1981, Mr. Papé has served as President, Chief Executive Officer and a director of The Papé Group, Inc., a holding company for Papé Machinery, Inc., Papé Bros., Inc., Flightcraft, Inc., Hyster Sales Company, Ditch Witch Northwest, Industrial Finance Co. and Papé Properties, Inc. He also is President, CEO and a director of Liberty Financial Group, a holding company for LibertyBank, and its subsidiary, Commercial Equipment Lease Corporation. He is an owner and director of Sanipac, Inc. and its subsidiary, Eco Sort LLC, and a partner in Papé Investment Company. Since 1996, Mr. Papé has served as a director of Obie Media Corporation and is a former director and past president of Mt. Bachelor, Inc. He serves as a Commissioner to the Oregon Department of Transportation and is a trustee and past president of the University of Oregon Foundation. Mr. Papé also serves as chair of the Oregon Business Council. He earned a Bachelor of Science degree in Finance from the University of Oregon.

Richard L. Woolworth

Retired Chairman and Chief Executive Officer, The Regence Group, Portland, Oregon

Age: 62

Director since: 2000

Board Committees: Governance, Audit (Chair), Organization and Executive Compensation

From 1995 through 2003, Mr. Woolworth served as Chairman and CEO of The Regence Group, the largest affiliation of Blue Cross and/or Blue Shield companies in the western United States. He also served as board chairman of Regence BlueCross BlueShield of Oregon and Regence HMO Oregon. He also serves as a director of the Columbia Mutual Funds. He is past chair of the National Blue Cross and Blue Shield Association, the Portland Chamber of Commerce, the Oregon Business Council and United Way and has chaired fundraising drives for both United Way and the Juvenile Diabetes Foundation. Mr. Woolworth is a former certified public accountant and a graduate of Lewis and Clark College in Portland.

Class III

(Term ending in 2005)

John D. Carter Principal of Goldschmidt, Imeson, Carter, Portland, Oregon Age: 58 Director since: 2002 Board Committees: Audit, Finance, Governance (Chair)

In 2002, Mr. Carter joined the strategic planning and public affairs consulting firm of Goldschmidt, Imeson, Carter as a principal. Prior to January 1, 2002, he was an executive vice president of Bechtel Group, Inc. From December 1998 to December 2000, Mr. Carter provided senior executive oversight of Bechtel’s telecommunications, industrial, civil, information systems and technology businesses. From September 1997 to December 1998, he served as president of Bechtel’s Europe, Africa, Middle East, Southwest Asia (EAMS) region. Previously he served as president of Bechtel’s North American region and government companies, and was president of Bechtel Enterprises, Inc. from 1992-1997, as well as a director of U.S. Generating Company and other Bechtel Group and Bechtel Enterprises ventures. Mr. Carter retired as a director of Bechtel Group, Inc. and several Bechtel subsidiaries, including Bechtel Enterprises, Inc., in 2002. He served on the boards of InterGen (formerly International Generating Company) and International Water Ltd. He continues to serve as a director of London & Continental Railways Ltd. in the United Kingdom, and until recently served on an advisory board to the government of the Netherlands on privatization. Mr. Carter also chaired the Bechtel 401(K) retirement plan and Bechtel Foundation. Mr. Carter is a member of the Board of Directors of Flir Systems, Inc. He is a graduate of Stanford University and Harvard Law School.

C. Scott Gibson

President, Gibson Enterprises, Portland, Oregon

Age: 51

Director since: 2002

Board Committees: Public Affairs and Environmental Policy, Organization and Executive Compensation, Strategic Planning

Mr. Gibson has been President of Gibson Enterprises, a venture capital firm, since its formation in 1992. In 1983, Mr. Gibson co-founded Sequent Computer Systems and served as its President from 1988 until March 1992. Before his tenure at Sequent, Mr. Gibson served as General Manager for the Memory Components Division of Intel Corporation. Mr. Gibson serves as Chairman of the Board of Radisys Corporation, and as a director of TriQuint Semiconductor, Pixelworks, Electroglas, Inc., Livebridge and Thetus. He also serves as a member of the Board of Trustees of the Oregon Community Foundation, the OHSU Foundation and the Oregon Health and Science University governing board. Mr. Gibson earned a Bachelor of Science degree in electrical engineering and a Masters in Business degree from the University of Illinois.

Richard G. Reiten Chairman of the Board of the Company, Portland, Oregon Age: 64 Director since: 1996 Board Committees: Public Affairs and Environmental Policy, Finance, Strategic Planning

Mr. Reiten served as Chief Executive Officer of the Company until December 31, 2002. He joined the Company as President and Chief Operating Officer and was elected to the Board effective March 1, 1996. He was elected President and Chief Executive Officer effective January 1, 1997, was appointed to the additional position of Chairman of the Board in September 2000 and relinquished the position of President in May 2001. Prior to joining the Company, from 1992 through 1995, Mr. Reiten served as President and Chief Operating Officer of Portland General Electric Company (PGE) after serving as President of PGE’s parent company, Portland General Corporation (PGC), from 1989 through 1992. He also served as a director of PGC from 1983 to 1987 and from 1990 to 1995 when he retired from PGE. He is a director of U.S. Bancorp, Building Materials Holding Corporation, The Regence Group, ESCO Corporation and Idacorp. He is immediate past chairman of the board of the American Gas Association and currently serves on the board of Associated Electric and Gas Insurance Services Ltd., as vice chairman of The Nature Conservancy of Oregon and on the board of trustees of the Portland Art Museum. He is a past General Chairman of the United Way campaign for Portland and a past Chairman of both the Portland Metropolitan Chamber of Commerce and the Association for Portland Progress. Mr. Reiten is a graduate of the University of Washington and the executive and board of directors programs at Stanford Business School.

INFORMATION CONCERNING THE

BOARD OF DIRECTORS AND ITS COMMITTEES

Annual Meeting Attendance

The Board of Directors conducts its annual organization meeting immediately following the Annual Meeting of Shareholders, which all of the directors are encouraged to attend. In 2003, all of the Company’s directors attended the Annual Meeting of Shareholders.

Independence

On July 24, 2003, the Board of Directors adopted Director Independence Standards and amended the Standards on February 26, 2004 to comply with final New York Stock Exchange rules. The Director Independence Standards are set forth in Appendix A to this proxy statement and also are available on the Company’s website at www.nwnatural.com. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board applies its adopted standards as well as additional qualifications prescribed under the listing standards of the New York Stock Exchange and applicable state and federal statutes. Annually the Board determines whether each director meets the criteria of independence. In 2004, the Board determined that eight of the ten continuing directors met the independence criteria. They are directors Boyle, Carter, Gibson, Hamachek, Papé, Teppola, Tromley and Woolworth.

Committees

There are six standing committees of the Board: the Audit, Governance, Organization and Executive Compensation, Finance, Public Affairs and Environmental Policy and Strategic Planning Committees. Each of the committees operates according to a formal written charter, all of which are reviewed annually and are available on the Company’s website at www.nwnatural.com. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting or other advisors, when appropriate.

Audit Committee

The Audit Committee is comprised of directors Carter, Hamachek, Teppola, Tromley and Woolworth, each of whom is an independent director as defined under current New York Stock Exchange listing standards and the Company’s Director Independence Standards. Based on its review of relevant information, the Board has determined that Mr. Woolworth, the chair of the committee, is an “audit committee financial expert” as that term is defined under applicable Securities and Exchange Commission rules.

The Audit Committee is responsible for overseeing matters relating to accounting, financial reporting, internal control and auditing. The Committee is also responsible for the appointment, compensation, oversight and review of the independent auditor, and reviews the corporate audit and other internal accounting control matters with the independent auditor. A more detailed description of the Audit Committee’s responsibilities is included in the “Report of the Audit Committee,” below. During 2003, the Board amended the Committee’s charter to be consistent with final New York Stock Exchange listing standards. See Appendix B. The Committee reports regularly to the Board. The Committee held eight meetings during 2003. The Chair of the Committee, Mr. Woolworth, presides at all executive sessions of the Committee.

Governance Committee

The Governance Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of the Company, except as otherwise may be provided by law. The Committee, which serves as the nominating committee, makes recommendations to the Board regarding nominees for election to the Board, criteria for Board and committee membership and policies that govern the Board’s activities including the Corporate Governance Standards discussed below, and evaluates Board and individual director performance. It also considers any questions of possible conflicts of interest of Board members and senior executives and jointly reviews annually the performance of the CEO with the Organization and Executive Compensation Committee. This Committee is comprised of directors Carter, Hamachek, Papé, Teppola, Tromley and Woolworth, each of whom is an independent director as defined under current New York Stock Exchange listing standards and the Company’s Director Independence Standards. The Committee held five meetings in 2003. The Chair of the Committee, Mr. Carter, presides at all executive sessions of the Committee and executive sessions of the non-management directors of the Board.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is comprised of directors Boyle, Gibson, Tromley and Woolworth, each of whom is an independent director as defined under current New York Stock Exchange listing standards and the Company’s Director Independence Standards. Each member of this Committee also meets the criteria as a “non-employee director” under applicable rules of the Securities and Exchange Commission and the criteria for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Tromley chairs the Committee. The Committee reviews the performance of the CEO and other executive officers, considers executive compensation survey data in making recommendations to the Board relating to the Company’s executive compensation program and benefit plans and administers the Restated Stock Option Plan, the Long-Term Incentive Plan, the Executive Deferred Compensation Plan and the Executive Annual Incentive Plan. This Committee also makes recommendations to the Board regarding board compensation and organization and executive succession matters. Four meetings of this Committee were held during 2003.

Public Affairs and Environmental Policy Committee

The Public Affairs Committee and the Environmental Policy Committee were combined in 2003 to form the Public Affairs and Environmental Policy Committee. The Committee reviews the Company’s policies and practices relating to significant public and political issues that may have an impact on the Company’s business operations, financial performance or public image. It oversees the Company’s programs and policies relating to civic, charitable and community affairs, safety and equal employment opportunity. The Committee also develops and recommends to the Board appropriate environmental policies and advises the Board concerning the status of the Company’s compliance with environmental regulations. The Committee makes recommendations to the Board to ensure that the Company fulfills its objectives in a manner consistent with the responsibilities of good corporate citizenship. The Committee is comprised of directors Gibson, Papé, Reiten, Ridgley and Teppola. Ms. Teppola chairs the Committee. The newly combined Committee held two meetings in 2003 and one joint meeting of the Environmental Policy and Public Affairs Committees was held prior to combining the Committees.

Finance Committee

The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to the Company’s financing programs, financial policy matters and material regulatory issues. The Committee consists of directors Boyle, Carter, Papé, Reiten and Ridgley. Mr. Papé chairs the Committee. The Committee held three meetings in 2003.

Strategic Planning Committee

The Strategic Planning Committee, a Committee formed in 2003, is responsible for reviewing and making recommendations to management and the Board of Directors with respect to the long-term strategic goals, objectives and plans of the Company for the purpose of creating and maintaining long-term shareholder value. The Committee is comprised of directors Boyle, Gibson, Hamachek, Reiten and Ridgley. Mr. Hamachek chairs the Committee, which met three times in 2003.

Board Nominations

The Board is responsible for selecting candidates for Board membership and the Governance Committee has been assigned the responsibility of recommending to the Board of Directors nominees for election as directors. The Governance Committee has not used a third party to assist in finding candidates. The Governance Committee, with recommendations and input from the Chairman of the Board, the Chief Executive Officer and other directors, evaluates the qualifications of each director candidate in accordance with the Director Selection Criteria established by the Board. The Director Selection Criteria includes three guiding principles: independence, absence of conflicts and diversity. Specific mandatory criteria include, among other things:

•	Reputation of high integrity and character and demonstrated record of ethical conduct;

•	General knowledge of and interest in the Company and its business;

•	Demonstrated record of prudence and good business judgment;

•	Ability to think strategically and communicate effectively;

•	Willingness to challenge and think independently;

•	Commitment to the Company’s core values and purpose;

•	Ability to foster a positive and focused atmosphere in the board room; and

•	Not “over committed” by service on multiple other boards.

In addition, preferred criteria include, among other things, prior experience as a director of a public company, substantive knowledge of the utility industry and the ability to understand, analyze and apply financial information and accounting rules.

Shareholders’ recommendations for director-nominees may be submitted to the Secretary of the Company for consideration by the Governance Committee. The Company’s Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Secretary of the Company on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting.

DIRECTOR COMPENSATION

Fees and Arrangements

Directors who are not employees of the Company receive an annual cash retainer of $10,000, an annual retainer of $20,000 which may be paid in cash or applied to the purchase of Company stock in the open market (see “Non-Employee Directors Stock Compensation Plan,” below), a fee of $1,000 for each Board meeting attended and a fee of $800 for each Committee meeting attended. In addition, a $3,000 annual retainer is paid to each Committee chair. Effective March 1, 2004, the annual retainer to be paid for service as chair of the Audit Committee was increased to $6,000.

During 2003, there were six meetings of the Company’s Board, each of which included an executive session of non-management directors. No director attended fewer than 75 percent of the total meetings of the Company’s Board or committees on which he or she served.

In 2002, the Board approved an arrangement for Mr. Reiten whereby he will serve as non-employee Chairman of the Board through February 2005. According to the terms of the arrangement, Mr. Reiten was paid a monthly fee of $5,000 per month through February 2004 and will be paid a reduced monthly fee of $2,500 per month through February 2005. In addition, he is entitled to standard Board-approved cash and stock retainers and meeting fees, as well as office space, secretarial support, annual club dues and a Company vehicle or vehicle allowance.

Non-Employee Directors Stock Compensation Plan

Non-employee directors of the Company are awarded approximately $100,000 worth of the Company’s Common Stock upon joining the Board pursuant to the Company’s Non-Employee Directors Stock Compensation Plan. These initial awards vest in monthly installments over the five calendar years following the award. On January 1 of each year thereafter, non-employee directors are awarded an additional $20,000 of Common Stock which vests in monthly installments in the fifth year following the award (after the previous award has fully vested). Non-employee directors may elect to receive awards in the form of deferred cash credits into the directors’ cash accounts under the Directors Deferred Compensation Plan, rather than in the form of Common Stock. All awards vest immediately upon a change in control of the Company. Unvested shares and unvested cash credits are forfeited if the recipient ceases to be a director. The shares awarded are purchased in the open market by the Company at the time of award. Directors may elect to defer unvested shares into their stock accounts under the Directors Deferred Compensation Plan. Certificates representing a director’s vested shares are not delivered to the director until after the director leaves the Board.

Directors Deferred Compensation Plan

Directors may elect to defer the receipt of all or a part of their directors’ fees under the Company’s Directors Deferred Compensation Plan. At the director’s election, deferred amounts may be credited to either a “cash account” or a Company “stock account.” If deferred amounts are credited to stock accounts, such accounts are credited with a number of shares based on the purchase price of the Common Stock on the next purchase date under the Company’s Dividend Reinvestment and Stock Purchase Plan, and such accounts are credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points. The crediting rate is subject to a six percent minimum rate. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed 10 years, or in a combination of lump sum and installments.

The Company’s obligations under the Plan are unfunded and benefits will be paid either from the general funds of the Company or from the Umbrella Trust for Directors which has been established for this Plan. With respect to the cash accounts, the Company has purchased life insurance policies on the lives of the participants, the proceeds from which will be used to reimburse the Company for the payment of cash benefits from the Plan. The cost of any one individual participant cannot be properly allocated or determined because of overall Plan assumptions. In addition, the Company has contributed cash and Common Stock to the trustee of the Umbrella Trust such that the Umbrella Trust holds the number of shares of Common Stock equal to the number of shares credited to all directors’ stock accounts. Shares so held will be used to fund the Company’s obligation to pay out the stock accounts.

The Company may from time to time transfer other assets to the trustee of the Umbrella Trust to hold in trust for the benefit of Plan participants. The Company’s obligations under the Plan are not limited to trust assets, and Plan participants will have a claim against the Company for any payments not made by the trustee. The Company instructs the trustee as to the investment of the trust’s assets and the trustee’s fees and expenses are paid by the Company.

Upon the occurrence of certain events, such as a change in control of the Company, termination of the Plan or the failure by the Company to provide the trust with adequate funds to pay current benefits, the Company may be required under the terms of the trust to contribute to the trust annually the amount by which the present value of all benefits payable under the Plan exceeds the value of the trust’s assets.

Directors Retirement Benefit

On January 1, 1998, in connection with the termination of a prior retirement benefit for directors and in lieu of that benefit, the Company credited a number of shares of Company Common Stock to a stock account under the Directors Deferred Compensation Plan for each then current director. If such a director retires from the Board at age 70 or older with 10 or more years of service as a director or if the director earlier dies or becomes disabled or if there is an earlier change in control of the Company, the Company is obligated to deliver to the director (or to his or her beneficiary) the number of shares credited to the account, plus an additional number of shares based on reinvested dividends credited to the account over time. Concurrently with the creation of the stock accounts, the Company contributed to the Umbrella Trust for Directors a number of shares of the Company’s Common Stock equal to the number of shares credited to directors’ accounts. Such stock is held in the Umbrella Trust and will be used to fund the Company’s obligation to pay out the stock accounts. The number of shares of Common Stock in the retirement benefit stock account of each such director at December 31, 2003 was: Tod R. Hamachek, 793; Randall C. Papé, 598; Richard G. Reiten, 1,313; Robert L. Ridgley, 1,913; Melody C. Teppola, 982; and Russell F. Tromley, 1,221.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors adopted Corporate Governance Standards that are intended to provide the Company and its Board of Directors with policies and procedures designed to ensure that business is conducted to serve stakeholders with the highest level of integrity. These Corporate Governance Standards are reviewed annually by the Governance Committee to determine if changes should be recommended to the Board of Directors. Among other matters, the Corporate Governance Standards include the following:

•	A substantial majority of the Board should be independent and the Board annually assesses the independence of each Board member in accordance with its Director Independence Standards.

•	The Governance Committee, the Audit Committee and the Organization and Executive Compensation Committee consist entirely of independent directors, as that term is defined by New York Stock Exchange listing standards and the Company’s Director Independence Standards.

•	Director nominees are recommended by the Governance Committee to the full Board in accordance with the “Director Selection Criteria” established by the Board.

•	Directors must retire from the Board at the first annual meeting of shareholders after reaching age 70. In addition, a director is expected to volunteer to resign from the Board if he or she retires or changes the principal position they held when they were initially elected to the Board.

•	Board and Committee structure and function, including expected Board meeting attendance and review of materials.

•	Board members have complete access to the Company’s senior management and all Committees have access to independent counsel, accountants or other advisors, as appropriate.

•	The Governance Committee oversees the annual assessment of the performance and effectiveness of the Board, including Board committees, and provides the results to the full Board for discussion. In addition, the Governance Committee annually conducts peer reviews of directors prior to the end of their term of office.

•	Annually the Board reviews and approves the strategic plan and one-year operating and capital expenditure plans for the Company.

•	Committee members are recommended by the Governance Committee for appointment by the Board and committee membership is rotated from time to time.

•	The Board provides for an executive session of non-management directors at the end of each Board meeting. The chair of the Governance Committee presides at these executive sessions.

•	Succession planning and management development are reported at least annually by the Chief Executive Officer to the Board. The Organization and Executive Compensation Committee, in consultation with the Governance Committee, is responsible for planning for succession and submitting its recommendations to the Board of Directors with respect to Chief Executive Officer selection.

•	The Organization and Executive Compensation Committee, in consultation with the Governance Committee, recommends to the Board reasonable director compensation. Directors’ compensation should include stock-based components to align the interests of directors with those of the shareholders of the Company. Directors who are also employees of the Company receive no additional compensation for service as directors.

•	Within four years after joining the Board, each Board member shall own Company shares (including vested and unvested shares awarded under the Non-Employee Directors Stock Compensation Plan) valued at five times the Board member’s annual retainer fee.

•	Director orientation and continuing education programs are provided which are designed to familiarize new directors with the full scope of the Company’s business and key challenges and to develop and maintain skills necessary or appropriate for the performance of their duties.

•	Incentive compensation plans link pay directly and objectively to measured financial and other goals set in advance by the Board.

•	Code of Ethics and Financial Code of Ethics policies, both of which are available on the Company’s website at www.nwnatural.com.

In addition, the Board of Directors has adopted procedures for the receipt, retention and treatment of concerns from Company employees and others regarding accounting, internal controls, auditing or other matters. Employees may submit concerns anonymously pursuant to the Code of Ethics’ hotline, located on the Company’s internal Web site. Shareholders may submit concerns in writing to the non-management directors of the Company, c/o the Corporate Secretary, 220 NW Second Avenue, Portland OR 97209, or by calling 1-800-541-9967 or sending an e-mail to directors@nwnatural.com. Concerns relating to accounting, internal accounting controls or auditing matters will be referred to the chair of the Audit Committee and the chair of the Governance Committee. Other concerns will be referred to the chair of the Governance Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission. The Company is required to disclose in this proxy statement any late or missed filings of those reports made by its directors and executive officers during 2003. Based solely upon a review of the copies of such reports furnished to it and written representations that no other such reports were required, the Company believes that during 2003 all directors and executive officers timely filed all such required reports.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2003, the Company contributed $125,000 to establish the Richard G. Reiten Leadership Fund with the Oregon Community Foundation in honor of retiring Chief Executive Officer, Richard G. Reiten. The fund is for general charitable purposes and Mr. Reiten and his family members will advise the Oregon Community Foundation on the fund’s use. Mr. Gibson, a director, is a member of the Board of Trustees of the Oregon Community Foundation and serves on the Company’s Public Affairs and Environmental Policy, Strategic Planning and Organization and Executive Compensation Committees. In addition, Ms. Teppola is a member of the Board of Trustees of the Oregon Community Foundation and serves on the Company’s Public Affairs and Environmental Policy, Audit and Governance Committees. The Board approved this transaction in December 2002.

SECURITY OWNERSHIP OF COMMON STOCK

OF CERTAIN BENEFICIAL OWNERS

The following table shows ownership of Common Stock of the Company on February 27, 2004 by each person who, to the knowledge of the Company, owned beneficially more than 5% of the Common Stock of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, NA	1,525,791[1]	5.90
45 Fremont St.
San Francisco, CA 94105

[1]	Based on information set forth on Form 13G filed February 17, 2004, with the Securities and Exchange Commission by Barclays Global Investors, NA. These shares are held as follows: Barclays Global Investors, NA, holds 1,033,736 shares, of which it holds sole voting and dispositive power as to 845,263 shares and Barclays Global Fund Advisors holds sole voting and dispositive power as to 492,055 shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to beneficial ownership of the Company’s Common Stock as of February 27, 2004 by all directors and nominees, each of the executive officers and the key employee named in the Summary Compensation Table on page 17 and all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares [1]	Percent of Outstanding Common Stock
Timothy P. Boyle	4,802[2]	*
John D. Carter	16,303[3]	*
Bruce R. DeBolt	43,542[4]	*
Mark S. Dodson	35,605[5]	*
C. Scott Gibson	4,414[6]	*
Tod R. Hamachek	19,318[7]	*
Gregg S. Kantor	16,354[8]	*
Michael S. McCoy	40,616[9]	*
Randall C. Papé	16,651[10]	*
Richard G. Reiten	78,689[11]	*
Melody C. Teppola	11,937[12]	*
Russell F. Tromley	10,626[13]	*
Beth A. Ugoretz	3,380[14]	*
David A. Weber	6,114[15]	*
Richard L. Woolworth	9,816[16]	*
All directors and officers as a a group (19 in number)	360,897[17]	1.4	**

*	The total for each individual is less than 1.0 percent.

**	Based on the total number of shares and exercisable stock options outstanding on February 27, 2004.

[1]	Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power.

[2]	Includes 3,458 shares subject to forfeiture under the Non-Employee Directors Stock Compensation Plan (NEDSCP), of which 611 are included in 1,860 shares credited to a stock account under the Directors Deferred Compensation Plan (DDCP).

[3]	Includes 3,318 shares subject to forfeiture under the NEDSCP, of which 572 shares are included in 3,363 shares credited to a stock account under the DDCP.

[4]	Includes 12,358 shares held jointly with his wife, 22,721 shares which Mr. DeBolt has the right to acquire within 60 days through the exercise of options under the Restated Stock Option Plan (Restated SOP), 4,500 shares of restricted stock which will vest over the period 2005 through 2007, 367 shares held indirectly under the Retirement K Savings Plan (RKSP) and 100 shares held indirectly as custodian for son.

[5]	Includes 17,173 shares which Mr. Dodson has the right to acquire within 60 days through the exercise of options under the Restated SOP and 173 shares held indirectly under the RKSP.

[6]	Includes 3,318 shares subject to forfeiture under the NEDSCP, of which 572 shares are included in 1,669 shares credited to a stock account under the DDCP.

[7]	Includes 3,470 shares subject to forfeiture under the NEDSCP, of which 662 shares are included in 12,605 shares credited to a stock account under the DDCP.

[8]	Includes 11,400 shares which Mr. Kantor has the right to acquire within 60 days through the exercise of options under the Restated SOP and 1,967 shares held indirectly under the RKSP.

[9]	Consists of 1,044 shares credited to a stock account under the Executive Deferred Compensation Plan (EDCP), 12,781 shares held indirectly by Mr. McCoy under the RKSP, 13,091 shares held jointly with his wife and 13,700 shares which Mr. McCoy has the right to acquire within 60 days through the exercise of options under the Restated SOP.

[10]	Includes 3,470 shares subject to forfeiture under the NEDSCP and 8,239 shares credited to a stock account under the DDCP.

[11]	Includes 3,731 shares subject to forfeiture under the NEDSCP, of which 669 shares are included in 2,839 shares credited to a stock account under the DDCP, 20,589 shares held indirectly by Mr. Reiten under the RKSP, 30,000 shares which Mr. Reiten has the right to acquire within 60 days through the exercise of options under the Restated SOP, and 7,727 shares credited to a stock account under the EDCP.

[12]	Includes 3,470 shares subject to forfeiture under the NEDSCP, of which 662 shares are included in 4,809 shares credited to a stock account under the DDCP, and 2,583 shares held in trust.

[13]	Includes 3,470 shares subject to forfeiture under the NEDSCP, of which 662 shares are included in 5,050 shares credited to a stock account under the DDCP, 24 shares held by Mr. Tromley’s wife in an Individual Retirement Account and 4 shares held directly by Mr. Tromley’s wife.

[14]	Includes 192 shares credited to a stock account under the EDCP, 87 shares held indirectly under the RKSP and 1,700 shares which Ms. Ugoretz has the right to acquire within 60 days through the exercise of options under the Restated SOP.

[15]	Includes 5,900 shares which Mr. Weber has the right to acquire within 60 days through the exercise of options under the Restated SOP.

[16]	Includes 3,445 shares subject to forfeiture under the NEDSCP, of which 637 shares are included in 6,619 shares credited to a stock account under the DDCP.

[17]	Includes 42,723 shares, of which 8,566 shares are held jointly with spouse or other relative, 72 shares are held as custodian for minor children, 5,125 shares are held indirectly under the RKSP and 26,600 shares which the executive officers not named above have the right to acquire within 60 days through the exercise of options under the Restated SOP.

EXECUTIVE COMPENSATION

Shown below is information concerning the annual and other compensation for services in all capacities to the Company for the years ended December 31, 2003, 2002, and 2001, of those persons who were, during 2003 and at December 31, 2003 (i) the chief executive officer, (ii) the four most highly compensated executive officers and (iii) a key employee of the Company (the Named Executive Officers):

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	OTHER ANNUAL COMPEN- SATION[1]	RESTRICTED STOCK AWARD[2]	SECURITIES UNDERLYING OPTIONS	ALL OTHER COMPEN- SATION[3]
Mark S. Dodson President and Chief Executive Officer	2003 2002 2001	$390,000 252,409 222,745	$250,000 85,600 106,700	$1,585 720 0	$0 0 0	0 12,500 0	$20,811 10,447 13,136

Michael S. McCoy Executive Vice President	2003 2002 2001	238,833 231,500 222,501	100,000 68,400 87,800	424 894 322	0 0 0	0 13,000 0	19,601 23,651 22,145

Bruce R. DeBolt Senior Vice President and Chief Financial Officer	2003 2002 2001	238,833 228,665 222,501	90,000 66,900 83,400	305 321 0	0 0 108,305	0 8,000 0	29,297 32,615 31,141

Beth A. Ugoretz Senior Vice President and General Counsel (became an officer on 1/1/03)	2003 2002 2001	200,004 11,772 0	68,000 0 0	0 0 0	0 0 0	0 5,000 0	7,321 0 0

Gregg S. Kantor Senior Vice President	2003 2002 2001	157,500 141,000 135,000	58,000 29,200 37,000	154 80 0	0 0 0	0 5,000 0	7,217 5,835 5,439

David A. Weber Chief Information Officer	2003 2002 2001	168,359 135,156 138,027	64,000 28,400 37,700	0 0 0	0 0 0	0 5,000 0	39,719 37,567 36,947

[1]	All amounts shown for the Named Executive Officers represent the employee portion of the Medicare Hospital Insurance Tax liability paid by the Company on the present value increase in those years of their benefits under the Executive Supplemental Retirement Income Plan, together with an additional payment relating to income tax payable by such officers in respect of the payments made by the Company.

[2]	The aggregate number of shares of restricted stock at December 31, 2003 was 4,500 shares with a market value of $138,375. Dividends are paid on all shares of restricted stock.

[3]	Amounts for the year 2003 include Company matching amounts contributed or accrued for the Named Executive Officers under the Company’s Executive Deferred Compensation Plan ($16,836 for Mr. Dodson, $8,598 for Mr. McCoy, $3,806 for Mr. DeBolt, $720 for Ms. Ugoretz, $279 for Mr. Kantor and $8,163 for Mr. Weber) and its Retirement K Savings Plan ($0 each for Messrs. Dodson, Mr. McCoy and Weber, $7,200 for Mr. DeBolt, $6,480 for Ms. Ugoretz and $6,442 for Mr. Kantor). Amounts for 2003 also include above-market interest credited to the Executive Deferred Compensation Plan accounts of the Named Executive Officers ($3,975 for Mr. Dodson, $11,003 for Mr. McCoy, $18,291 for Mr. DeBolt, $120 for Ms. Ugoretz, $495 for Mr. Kantor and $1,556 for Mr. Weber). The amount shown for Mr. Weber for the year 2003 also includes the final $30,000 installment of a hiring bonus.

OPTION GRANTS IN LAST FISCAL YEAR

No stock options were granted to the Named Executive Officers listed in the Summary Compensation Table during 2003.

LONG-TERM INCENTIVE PLAN – AWARDS IN 2003

The following table provides information on performance-based Long-Term Incentive Plan awards granted to the Named Executive Officers listed in the Summary Compensation Table in 2003.

		Long-Term Incentive Plan[1]
	Performance Period	Number of Shares
Name		Award	Threshold	Target	Maximum
Mark S. Dodson	2003-2005	8,000	1,600	8,000	16,000
Michael S. McCoy	2003-2005	4,000	800	4,000	8,000
Bruce R. DeBolt	2003-2005	4,000	800	4,000	8,000
Beth A. Ugoretz	2003-2005	3,000	600	3,000	6,000
Gregg S. Kantor	2003-2005	3,000	600	3,000	6,000
David A. Weber	2003-2005	2,000	400	2,000	4,000

[1]	Each Named Executive Officer received an award based on a three-year performance period (2003-2005). The Organization and Executive Compensation Committee established a series of performance targets based on the Company’s average annual return on equity (ROE) for the performance period corresponding to award opportunities ranging from 0% to 200% of the target awards. No awards are payable unless the threshold annual average ROE level of 10 1/4 % is achieved during the award period. The maximum awards are payable only upon the achievement of an average annual ROE of 12 1/4%. A participant generally must be employed by the Company at the end of the performance period to receive an award payout, although pro-rated awards will be paid if employment terminates earlier on account of death, disability or retirement, or for other reasons within six months of the end of the performance period. Awards will be paid in Common Stock as soon as practicable after the end of the performance period. Participants will also receive dividend equivalent cash payments equal to the number of shares of Common Stock received on the award payout multiplied by the aggregate cash dividends paid per share by the Company during the performance period. Upon a change in control of the Company (as defined in the plan), all outstanding awards will be paid at the target award level.

AGGREGATED OPTION EXERCISES IN 2003

AND YEAR-END OPTION VALUES

Shown below is information with respect to options to purchase shares of the Company’s Common Stock exercised in 2003 and unexercised options granted under the Restated Stock Option Plan to the Named Executive Officers and held by them at December 31, 2003.

	No. of Shares Acquired on Exercise	Value Realized	No. of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised Options at December 31, 2003
Name			Exercisable	Unexercisable[1]	Exercisable[2]	Unexercisable[1], [2]
Mark S. Dodson	1,000	$4,540	14,573	8,300	$89,482	$36,935
Michael S. McCoy	15,000	142,693	9,400	8,600	33,955	38,270
Bruce R. DeBolt	3,170	26,066	20,021	5,300	152,530	23,583
Beth A. Ugoretz	0	0	1,700	3,300	5,355	10,935
Gregg S. Kantor	0	0	9,700	3,300	68,690	14,685
David A. Weber	0	0	4,200	3,300	30,378	14,685

[1]	Unexercisable options are those options that have not vested. Of the options shown, a portion became exercisable on January 1, 2004 and the remainder will become exercisable over the period from January 1, 2005 to January 1, 2006.

[2]	Represents the difference between the option exercise prices and the closing price of $30.75 for the Company’s Common Stock as quoted on the New York Stock Exchange on December 31, 2003 times the number of options.

PENSION PLANS

The following table shows the estimated annual retirement benefit payable upon retirement at age 65 as a straight life annuity (net of Social Security offset) to the Company’s executive officers under the Company’s defined benefit plans: the qualified Retirement Plan for Non-Bargaining Unit Employees, the non-qualified Executive Deferred Compensation Plan supplemental benefit and the non-qualified Executive Supplemental Retirement Income Plan (ESRIP). Optional forms of payment, including joint and survivor forms, are available, subject to an actuarial adjustment in the amount of payment.

PENSION PLAN TABLE

Compensation	Years of Service
	10	15	20	25 or more
$150,000	$43,500	$76,100	$79,800	$83,600
200,000	65,200	108,600	113,600	118,600
250,000	86,800	141,100	147,300	153,600
300,000	108,500	173,600	181,100	188,600
350,000	130,100	206,100	214,800	223,600
400,000	151,800	238,600	248,600	258,600
450,000	173,400	271,100	282,300	293,600
500,000	195,100	303,600	316,100	328,600
550,000	216,700	336,100	349,800	363,600
600,000	238,400	368,600	383,600	398,600
650,000	260,000	401,100	417,300	433,600
700,000	281,700	433,600	451,100	468,600

For purposes of the ESRIP, “compensation” consists of the average of the annual salary and Executive Annual Incentive Plan bonus awarded to a plan participant by the Company for the highest three compensation years in the last 10 years prior to retirement.

The credited years of service under the ESRIP for Messrs. Dodson, McCoy and DeBolt, Ms. Ugoretz and Mr. Kantor are 6 years, 34 years, 24 years, 1 year and 7 years, respectively. A participant who becomes entitled to severance benefits under his or her executive severance agreement in connection with a change in control of the Company will receive three additional years of service credit for ESRIP purposes. See “Executive Severance Agreements,” below. Mr. Weber is not a participant in the ESRIP, but is a participant in the Retirement Plan for Non-Bargaining Unit Employees with four years of service. As such, he will be entitled to the same benefits upon retirement as other non-bargaining unit employees based on his age, years of service and final average compensation at retirement.

ESRIP benefits are 50% vested after five years of service and become vested for an additional 10% for each additional year of service until fully vested after 10 years of service. A participant who becomes entitled to severance benefits under his or her executive severance agreement in connection with a change in control of the Company will be fully vested regardless of years of service.

Executive Severance Agreements

The Board of Directors has approved the Company’s entry into severance agreements with each executive officer of the Company, including all of the Named Executive Officers. These agreements generally provide for the payment, upon the termination of the employee’s employment by the Company without cause or by the employee for “good reason” (as defined in the severance agreement) within two years following a change in control of the Company, of an amount equal to one, two or three times the sum of the employee’s annual salary and average bonus for the last three years, and also provide up to three-years’ continuation of life and health insurance benefits. In addition, if any payments to the Named Executive Officers other than Mr. Weber are subject to the excise tax on “parachute payments,” the Company will make an additional payment to the employee such that the employee will receive net benefits as if no excise tax were payable. If such additional payments are required, the Company will not be able to deduct such additional payments for federal income tax purposes and also will be denied such a deduction for some or all of the other payments made pursuant to the agreement and its other plans and policies. Each employee is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a “potential change in control” (as defined in the severance agreements).

Employment Agreements

On July 2, 1997, the Company entered into an employment agreement with Mr. Dodson for a term extending until December 31, 2002, with an option for Mr. Dodson to renew for an additional term through December 31, 2007. Effective January 1, 2003, the agreement was extended to December 31, 2007 and modified to reflect his appointment as President and Chief Executive Officer. Under this agreement, the Company modified the service requirements applicable to Mr. Dodson for purposes of the ESRIP. Accordingly, Mr. Dodson became vested and eligible under the ESRIP for supplemental retirement benefits at 32.5% of final annual compensation upon retirement on or after December 31, 2002, and will be vested and eligible under the ESRIP for supplemental benefits at 65% of final annual compensation upon retirement on or after December 31, 2007. The agreement also provides that Mr. Dodson will be vested and eligible under the ESRIP for supplemental retirement benefits at 65% of final annual compensation with no reduction in benefits based on early retirement if he (a) becomes disabled, (b) dies after December 31, 2002, (c) is terminated other than for cause, or (d) becomes entitled to severance benefits under his executive severance agreement in connection with a change in control of the Company.

REPORT OF THE ORGANIZATION AND EXECUTIVE COMPENSATION

COMMITTEE ON EXECUTIVE MANAGEMENT COMPENSATION

Executive Compensation Principles

The Company’s executive compensation program is administered by the Organization and Executive Compensation Committee of the Board of Directors (the Committee) which is comprised of directors Boyle, Gibson, Tromley and Woolworth, each of whom is an independent director under applicable New York Stock Exchange listing standards. The program is designed to attract, motivate and retain talented executives critical to the achievement of the Company’s long-term business strategy, its annual goals and objectives, the enhancement of shareholder value, and the implementation of corporate values. The program seeks to do this by:

•	Tying a portion of each executive’s total compensation opportunity to the achievement of previously-established annual and long-term performance goals.

•	Aligning executives’ long-term interests with those of the Company’s shareholders by encouraging ownership of the Company’s Common Stock.

•	Providing total compensation, including base salary and incentive compensation, which is competitive with that of other energy service and industrial companies of comparable size and circumstances.

The Board took action in 2002 and 2003 to revise the Committee charter and self-assessment form to ensure compliance with the Sarbanes-Oxley Act of 2002 and New York Stock Exchange requirements.

Executive Compensation Components

The Company’s executive compensation program consists of three primary components: annual base salary, annual incentive cash bonuses and long-term stock incentives.

Base Salaries

Base salaries paid to executives are established by the Board of Directors upon the recommendation of the Committee based, in part, on market salary analyses prepared by the Company’s independent compensation consultant. These analyses include salary data for comparable executive positions of energy service and industrial companies of approximately the same size in terms of total revenues located throughout the United States. The energy services portion of the analysis includes data from the American Gas Association executive compensation survey, which includes gas distribution companies comparable to the Company.

The Committee uses this information as a guide to establish base salaries that are competitive with those paid to executives in similar positions in comparable companies. Generally, it is the Committee’s policy to target executives’ base salaries at a level equivalent to the 50th percentile for base salaries for comparable positions included in the consultant’s analyses. Each executive’s targeted salary level may be adjusted, at the discretion of the Committee, on the basis of such executive’s performance and potential, as well as changes in duties and responsibilities. The Committee reviews executives’ salaries annually.

During 2003, the independent compensation consultant conducted a complete review of the total remuneration paid or provided to Company executives. This review included salary, annual incentives, the expected value of long-term incentives and health, welfare and other benefits, paid or provided to Company executives in comparison to the total remuneration paid or provided to executives in similar positions with a group of comparable energy and gas utility companies and general industry companies. Based on this review, the consultant concluded that generally the total remuneration paid to Company executives was in line with the median total remuneration for similar executive positions within the energy and gas utility group and was somewhat below median when compared to the general industry group.

Executive Annual Incentive Plan

The Company’s Executive Annual Incentive Plan is intended to advance the interests of the Company and its shareholders by means of an incentive cash bonus program which will motivate key executives to achieve previously-established annual performance goals. The amounts to be paid if these goals should be achieved, when added to base salaries, are intended to place the Company’s executives’ compensation at the 50th percentile of total cash compensation for comparable positions included in the consultant’s analyses. Should the Company exceed these incentive goals, total cash compensation may be between the 50th and 75th percentiles.

Participation in the Executive Annual Incentive Plan currently is limited to 13 participants selected by the Committee, including eight executive officers. The payment of awards under this Plan is contingent upon meeting predetermined individual and Company performance goals. At the beginning of each year, weighted performance goals are established. At year-end, performance is measured against these goals. The results are considered by the Committee in determining the amounts to be awarded, if any.

The amounts of the awards are based on a formula which reflects an allocation between Company and individual performance criteria. The allocation depends upon each executive’s ability to influence corporate performance. Depending upon position, performance and the other factors considered by the Committee, an executive can earn from 20% to 50% of base salary if the prescribed Company and individual performance goals are met, or up to 30% to 75% of base salary if these goals are exceeded.

Performance goals established for 2003 focused on strengthening the Company’s financial position. These goals included the achievement of: (1) net income in an amount which the Committee determined would demonstrate above average performance; and (2) several operating goals related to return on new residential customers, customer satisfaction improvement, market share, capital cost management and productivity in serving customers. In combination, these goals measured the Company’s performance in terms of its overall profitability, return on new residential customers, customer satisfaction, market share, the reduction of costs and the achievement of greater efficiency. In determining the awards, the Committee accorded 50% of the weight to net income and 50% to the combined group of operating goals. The grant of any award for 2003 was conditioned upon the Company’s 2003 net income exceeding a percentage of the target designated in advance by the Committee and being sufficient to cover the payment of all dividends.

Long-Term Incentives

The long-term portion of the Company’s executive compensation program consists of two components: stock options and performance shares. Stock options provide incentives to executives to increase the Company’s Common Stock price performance, thereby aligning their interests with those of the other common shareholders.

The Company typically makes stock option grants under the Restated Stock Option Plan every two years, rather than annually. No options were granted to the Named Executive Officers shown in the Summary Compensation Table (page 17) in 2003. When grants are made, the number of options granted is based upon a combination of several factors, including the independent compensation consultant’s competitive market analysis of long-term incentives, including the stock option component, and the Committee’s judgment as to how many options will provide meaningful incentives to executives. In determining the number of options to be granted, the Committee takes into consideration the number of shares available for grant under the Plan, the number of options previously granted and the number of shares then owned by each Named

Executive Officer in relation to targeted objectives for stock ownership by executives. Those objectives, contained in the Company’s Corporate Governance Standards, provide the following ownership guidelines for executive officers, expressed as a multiple of each officer’s base salary: (i) two times salary for the Chief Executive Officer, (ii) one and one-half times salary for the Executive Vice President and Senior Vice Presidents, and (iii) one times salary for all other executive officers. These ownership objectives generally are to be attained within five years of being appointed an officer.

The second component of long-term compensation is provided through a performance share program pursuant to the Company’s Long-Term Incentive Plan. This program consists of annual awards payable in Company stock, based on the Company’s financial performance over three-year performance cycles. Awards granted by the Committee in 2001 were based on a three-year performance cycle covering the period 2001-2003. The performance measure used to determine incentive awards for this cycle was the Company’s average return on equity during the period covered by the award in relation to pre-established targeted objectives. The return on equity targets in the plan were well above the approved regulated return on equity during this performance award cycle, which concluded on December 31, 2003, and no awards were paid.

CEO Compensation

Compensation paid to Mark S. Dodson for the year 2003, as President and Chief Executive Officer, consisted of his base salary and an annual incentive bonus. Mr. Dodson’s 2003 compensation reflects his base salary of $390,000, effective as of January 1, 2003, concurrent with his appointment as Chief Executive Officer. This base salary was deemed by the Committee and the Board to be appropriate to reflect the additional responsibilities assumed by Mr. Dodson upon his appointment as CEO and to maintain the competitiveness of his base salary. His compensation also reflects a cash bonus of $250,000 under the Executive Annual Incentive Plan. The 2003 incentive award, which is equal to 56% of Mr. Dodson’s 2003 base salary, was based, in part, upon the achievement of the corporate performance goals as described above under the “Executive Annual Incentive Plan” and upon the Committee’s evaluation of Mr. Dodson’s performance in relation to the achievement of pre-established individual performance goals. For 2003, the Company reported earnings of $1.76 a diluted share and net income applicable to common stock of $45.7 million. These 2003 results met or exceeded performance goals, including the targeted net income goal. The Committee determined that the achievements made with respect to these corporate performance goals, together with Mr. Dodson’s overall accomplishments for the year, warranted the bonus awarded to Mr. Dodson for 2003. Considering the competitive market analysis of long-term incentive opportunities, in early 2002, prior to Mr. Dodson’s appointment as CEO, the Committee granted Mr. Dodson 12,500 non-statutory stock options and, in early 2003, awarded him 8,000 performance shares for the three-year cycle beginning January 1, 2003. See “Long-Term Incentive Plan – Awards In 2003,” on page 18.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), generally limits to $1 million per person the amount that the Company may deduct for compensation paid in any year to any individual who, on the last day of the taxable year, is its chief executive officer or is among its four highest compensated officers (other than the chief executive officer). Certain exceptions to this limitation apply to so-called “performance-based compensation.” The Company does not expect the sum of the base salary, annual cash incentive bonus and other relevant compensation paid to any executive officer to exceed $1 million in any year. In the event that in the future the Company determines that an executive’s annual compensation may approach or exceed this limitation, it will consider the use of this exception to the limitation under Code Section 162(m) as it has in the case of stock options and long-term incentive awards as described below.

It is the Company’s policy generally to grant options that meet the requirements of the Code and the regulations thereunder so that any such compensation recognized by an optionee will be fully deductible performance-based compensation. The shareholders have previously approved the Restated Stock Option Plan to comply with the performance-based compensation requirements of Code Section 162(m) so that compensation received on the exercise of options granted under this Plan would not be subject to the $1 million limitation. In 1996, the Committee determined that option grants would henceforth generally be Non-Statutory Stock Options for which the Company will receive a tax deduction upon exercise.

The performance share long-term incentive awards granted by the Company are also generally intended to meet the “performance-based compensation” requirements of the Code and regulations so that any compensation paid under those awards will be fully deductible. However, the long-term incentive awards granted in 2002 for the 2002-2004 performance cycle did not meet the “performance-based compensation” requirements because those awards were approved by the Committee more than 90 days after the commencement of the cycle. The awards in 2002 were delayed pending resolution of matters related to the attempted acquisition of Portland General Electric Company.

Respectfully submitted on February 26, 2004 by the Organization and Executive Compensation Committee of the Board of Directors:

Russell F. Tromley, Chair	Timothy P. Boyle
C. Scott Gibson	Richard L. Woolworth

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return, assuming reinvestment of dividends at the end of the month during which they were paid, on the Company’s Common Stock against the cumulative total return of the Standard & Poor’s (S&P) SmallCap 600 Index and the S&P Utilities Index for the period of five years commencing December 31, 1998 and ended December 31, 2003. The S&P Utilities Index encompasses companies considered electric, gas or water utilities, or companies that operate as independent producers and/or distributors of power.

Comparison of Five-Year Cumulative Total Return

Based on $100 invested on 12/31/98

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the Committee) is responsible for providing independent, objective oversight of the Company’s accounting functions, financial reporting and internal controls. The Committee acts under a written charter first adopted and approved by the Board on May 25, 2000, and amended as of September 25, 2003, to ensure compliance with applicable laws and regulations. The charter is reviewed annually by the Committee and is available on the Company’s website at www.nwnatural.com. See Appendix B. Each of the members of the Committee is independent as defined by current New York Stock Exchange listing standards.

The Committee, in accordance with its written charter, oversees the quality and integrity of the Company’s accounting, auditing and financial reporting practices. During fiscal 2003, the Committee discussed the interim financial information in each of the Company’s quarterly reports to the Securities and Exchange Commission (SEC) in special meetings with the Chief Executive Officer, the Chief Financial Officer, the Controller and PricewaterhouseCoopers LLP, the Company’s independent auditor, prior to filing them with the SEC. In addition, the Chair of the Committee and available Committee members review the Company’s quarterly earnings press release before its dissemination.

During 2003, the Committee reviewed disclosure controls and procedures designed to ensure the continuing integrity of the Company’s financial reports and the Company’s compliance with new corporate governance mandates, including oversight of the Company’s assessment of its internal controls over financial reporting.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 with the Company’s management and the independent auditor. As part of its review, the Committee discussed the Company’s critical accounting policies and matters of judgment and estimates used in the preparation of the financial statements included in the Company’s 2003 Annual Report on Form 10-K. In addition, the Committee discussed with the independent auditor those matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion as to whether the financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditor a formal written statement describing all relationships and non-audit services between the independent auditor and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In this regard, the Committee considered whether or not the provision of non-audit services by the independent auditor for the year 2003 is compatible with maintaining the independence of the firm.

In February 2003, the Committee pre-approved certain non-audit services performed by the Company’s independent auditor and affirmed its procedure for the pre-approval of any future non-audit services performed by its independent auditor during the 2003 audit. On February 26, 2004, the Committee pre-approved specific services to be performed by the independent auditor in 2004, including audit, audit-related and tax services, and established its procedure for pre-approval of all other services to be performed by the independent auditor in 2004. The Committee determined that:

•	For proposed non-audit services, Company management will submit to the Committee the list of non-audit services that it recommends the Committee engage the independent auditor to provide;

•	The Committee will review and consider for approval the list of permissible non-audit services and the budget for such services;

•	The Committee will be informed routinely by management as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process; and

•	The Director of Internal Auditing will be responsible for reporting at least annually to the Committee all independent auditor fees against the pre-approved budget for such services.

The chair of the Committee is authorized to pre-approve non-audit services between meetings of the Committee and must report such approvals at the next Committee meeting.

The Committee also discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. The Committee also completed its annual assessment of the independent auditor’s and internal auditor’s performance. The Committee discussed with management, the internal auditors and the independent auditor the quality and adequacy of the Company’s internal controls, and the organization, responsibilities, budget and staffing of the internal audit function. The Committee reviewed with both the independent auditor and the internal auditors their respective audit plans, audit scopes and identification of audit risks.

The Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the audited financial statements be included in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Respectfully submitted on February 26, 2004 by the Audit Committee of the Board of Directors:

Richard L. Woolworth, Chair	John D. Carter
Tod R. Hamachek	Melody C. Teppola
Russell F. Tromley

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, independent certified public accountants, as independent auditors of the Company for the year 2004. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and will be provided with an opportunity to make a statement and to respond to appropriate questions. For 2004, the Audit Committee approved remuneration for audit, audit-related and tax services, as well as guidance related to compliance with Section 404 of the Sarbanes-Oxley Act. As of February 26, 2004, there were no other services pre-approved by the Audit Committee. See “Report of Audit Committee,” above.

The following table shows the fees that the Company paid or accrued for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years 2003 and 2002:

	2003	2002
Audit Fees	$209,300	$180,210
Audit Related Fees	49,500	96,701
Tax Fees	16,222	15,281
All Other Fees	10,750	67,390

Total	$285,772	$359,582

Audit Fees

This category includes fees for services rendered for the audit of the annual financial statements included in the Form 10-K and the review of the quarterly financial statements included in the Forms 10-Q. In addition, amounts include fees for statutory filings and audits, issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees

These fees and expenses include required audits of the Company’s Retirement Plans, its Retirement K Savings Plan and its Cafeteria Plan and services in connection with compliance with internal controls requirements mandated by the Sarbanes-Oxley Act of 2002.

Tax Fees

This category includes fees for tax compliance, tax planning and tax advice. In 2002, the fee included $4,838 for tax services related to the Company’s proposed acquisition of Portland General Electric Company.

All Other Fees

The category relates to services other than those described above. In 2002, these fees and expenses were comprised of amounts paid for merger integration and advisory services related to the proposed acquisition of Portland General Electric Company. In 2003, the amount relates to a required audit of the Company’s internal transfer agent and registrar functions which was pre-approved by the Audit Committee in February 2003. See “Report of Audit Committee,” above.

OTHER MATTERS

Management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

2005 ANNUAL MEETING OF SHAREHOLDERS

The 2005 Annual Meeting of Shareholders is scheduled to be held in Portland, Oregon on Thursday, May 26, 2005. Securities and Exchange Commission proxy rules require that any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2005 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than December 17, 2004.

The Company’s bylaws require shareholders to give the Company advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Secretary of the Company. For any shareholder proposal to be considered at the 2005 Annual Meeting of Shareholders, the shareholder’s notice must be received by the Company’s Secretary no later than February 20, 2005. The Securities and Exchange Commission’s proxy rules allow the Company to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders which is not included in the Company’s proxy statement, if the Company does not have notice of the matter before the deadline established in its bylaws. In addition, discretionary voting authority may generally also be used if the Company receives timely notice of such matter (as described above) and if, in the proxy statement, the Company describes the nature of such matter and how the Company intends to exercise its discretion to vote on such matter.

COMPANY INFORMATION

The Company makes available on its website (www.nwnatural.com), among other things:

•	Corporate Governance Standards;

•	Director Independence Standards;

•	Committee charters;

•	Code of Ethics; and

•	Financial Code of Ethics.

Shareholders may communicate with the non-management directors of the Board by:

•	calling 1-800-541-9967;

•	mailing correspondence to 220 NW Second Avenue, Portland, OR 97209, Attn: Corporate Secretary; or

•	sending an e-mail to directors@nwnatural.com.

Correspondence or other communications received by the Corporate Secretary are forwarded to the chair of the Governance Committee or to the chair of the Audit Committee, as appropriate.

SOLICITATION OF PROXIES

Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone, the Internet or facsimile transmission. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by the Company. The Company has retained Georgeson Shareholder Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $2,500 plus reasonable out-of-pocket expenses. Shareholders may assist the Company in avoiding expenses in this connection by returning their proxies promptly.

If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy, or, alternatively, grant your proxy by telephone or the Internet, so that the business of the meeting can be transacted.

By Order of the Board of Directors,

Portland, Oregon	C. J. Rue
April 16, 2004	Secretary

Appendix A

Northwest Natural Gas Company

(the “Corporation”)

Statement of Policy

Director Independence Standards

I.

Policy

It is the sense of this Board that the expertise and perspective of independent directors is of great value and benefit to the Corporation and its stockholders. Accordingly, and in keeping with the other high standards of corporate governance which this Board has established for itself, the listing standards of the New York Stock Exchange, and laws and regulations applicable to the Corporation, this Board establishes the following guidelines on director independence and for determining whether its members are independent.

II.

Director Independence – General

The Board believes that a substantial majority of its members should satisfy these standards for independence.

No director may be deemed independent unless the Board affirmatively determines, after due deliberation, that the director has no material relationship with the Corporation either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation. In each case, the Board shall broadly consider all the relevant facts and circumstances and shall apply these standards. Trivial or de minimis affiliations or connections to the Corporation by a director or his or her immediate family will not generally be cause for the Board to determine that the director is not independent. In addition:

1)	A director who is an employee or whose immediate family member is an executive officer of the Corporation is not independent until three years after the termination of such employment relationship. Employment as an interim Chairman of the Board or Chief Executive Officer shall not disqualify a director from being considered independent following that employment.

2)	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer shall not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Corporation need not be considered.

3)	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation is not independent until three years after the termination of the affiliation or the employment or auditing relationship.

4)	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s present executives serve on that company’s compensation committee is not independent until three years after the termination of such service or employment relationship.

5)	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues, is not independent until three years after the contribution to consolidated gross revenues falls below that threshold. Relationships involving a director’s affiliation with another company that account for lesser amounts than those specified will not be considered to be material relationships that would impair the director’s independence, provided that the related payments for goods or services or in connection with other contractual arrangements are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties.

6)	The following not-for-profit relationships will not be considered to be material relationships that would impair a director’s independence: if a director (or an immediate family member of the director) serves as an officer, director or trustee of a not-for-profit organization, and (i) the Corporation’s discretionary charitable contributions to the organization are less than 1% of that organization’s consolidated gross revenues during its preceding fiscal year or $25,000, whichever is greater, and (ii) the Corporation’s discretionary charitable contributions to the organization are less than 5% of the Corporation’s annual budget for such contributions for the year in question. The Corporation’s automatic matching of employee charitable contributions will not be included in the amount of the Corporation’s charitable contributions for this purpose. In addition, the Corporation’s contributions to nonprofit umbrella organizations that themselves support or administer funds for a number of separate, unrelated charities shall be considered outside the scope of this paragraph.

7)	A director who receives compensation for services as (or who is affiliated with an organization that is) a significant advisor, counsel or consultant to the Corporation is not independent.

8)	The ownership of stock of the Corporation by directors is encouraged and substantial stock ownership will not affect the status of a director as either independent or non-independent.

The Board will annually review the commercial, industrial, banking, consulting, legal, accounting and charitable relationships between the Corporation’s directors and the organizations with which they and the members of their immediate families have material interests. For relationships that are either not covered by or do not satisfy these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying the independence guidelines.

III.

Director Independence – Audit Committee Members

No director who is a member of the Audit Committee of the Board may accept any consulting, advisory or compensatory fee from the Corporation, or from any of its subsidiary companies, other than in that director’s capacity as a member of the Board or any of the Board’s several committees.

In addition, no director who is a member of the Audit Committee may be an affiliated person of the Corporation or any of its subsidiary companies apart from affiliation occasioned by the director’s service as a member of the Board or any of the Board’s several committees. A director would be deemed an affiliated person of the Corporation if that director directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Corporation.

IV.

Independence of Certain Committee Members

No director may serve on the Governance Committee, Audit Committee or Organization and Executive Compensation Committee of the Board unless such director is independent in accordance with these Standards.

V.

Approval and Adoption

This Statement of Policy of the Board of Directors of Northwest Natural Gas Company was approved and adopted by resolution of the Board of Directors of the Corporation at a meeting thereof held the 24th day of July, 2003. Amended February 26, 2004.

Appendix B

NORTHWEST NATURAL GAS COMPANY

Audit Committee

Purpose

The Audit Committee (Committee) of Northwest Natural Gas Company (Company) shall, through regular or special meetings with management, the Director of Internal Auditing, and the Company’s independent auditor: (i) provide oversight to ensure the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence, and the performance of the Company’s internal audit function; and (ii) prepare the report required by law to be included in the Company’s annual proxy statement.

Membership and Organization

The Committee shall be comprised of three or more directors, each of whom shall be independent directors in accordance with applicable law and the listing standards of the New York Stock Exchange. The Board of Directors shall designate one member of the Committee as Chair. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise, as the Board, in its business judgment, interprets the foregoing qualifications in accordance with applicable law.

The Committee shall meet at least four times per year. The Committee will also meet on other occasions on an as needed basis as determined by the Committee Chair or by a majority of the Committee members. The Committee shall meet privately (without members of management present) and separately with the Director of Internal Auditing and the independent auditor periodically and, when deemed appropriate, with the Company’s General Counsel.

Responsibilities of the Committee

Independent Auditor

The Committee shall:

•	have the direct and sole authority and responsibility to select, evaluate and terminate the firm of independent certified public accountants to serve as the Company’s independent auditor, which firm shall report directly to the Committee;

•	establish audit engagement fees payable to the independent auditor and other terms of the engagement;

•	establish policies and procedures for the Committee’s pre-approval of permitted non-audit services to be provided by the independent auditor;

•

ensure that the independent auditor provides annually to the Committee a formal written statement delineating: (i) its internal quality control procedures; (ii) any material issues raised by the most recent internal quality-control review, peer review or any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to one or more independent audits carried out by the firm and any steps taken to address such issues; and (iii) all relationships between the independent auditor and the Company;

•	review annual audit plans of the independent auditor;

•	review with the independent auditor any audit problems or difficulties and management’s response;

•	actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and take appropriate action deemed necessary in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence;

•	review the performance, qualifications and independence of the independent auditor on an annual basis, including communicating to the independent auditor that it is ultimately accountable to the Committee;

•	review the appointment and replacement not less frequently than every five years of the lead audit engagement partner of the independent auditor;

•	establish hiring policies for employees or former employees of the independent auditor; and

•	review any allegations of fraudulently influencing, coercing, manipulating or misleading the independent auditor for the purpose of rendering the financial statements materially misleading.

Internal Audit

The Committee shall:

•	approve the appointment and evaluation, in consultation with executive management, of the Director of Internal Auditing;

•	review the organization, staffing, scope, results, and effectiveness of the Company’s internal audit function; and

•	review annual audit plans of the Director of Internal Auditing.

Financial Reporting

The Committee shall:

•	assist the Board with establishing procedures to ensure the integrity of the Company’s financial statements;

•	review the results of the internal auditor’s and the independent auditor’s activities, including major conclusions, findings and recommendations, and related management responses;

•	review the adequacy and effectiveness of the Company’s internal controls, including computerized information system controls and security;

•	review the adequacy of the Company’s disclosure controls and procedures;

•	review the Company’s accounting and financial reporting practices, policies and procedures, including its critical accounting policies;

•	review accounting, legal, tax and other developments of major significance to the Company, including any alternative treatment of information within Generally Accepted Accounting Principles;

•	review the Company’s annual audited financial statements and quarterly financial statements, including disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” to be included in the Company’s annual and quarterly reports on Forms 10-K and 10-Q, and discuss with management and the independent auditor prior to filing the report matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the financial statements;

•	discuss generally earnings press releases and other financial information and earnings guidance provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentations to be made; and

•	establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable auditing or accounting practices.

Annual Assessments

Annually, the Committee shall:

•	conduct a performance evaluation of the Committee;

•	review the continued adequacy of this Audit Committee Charter.

Other Responsibilities

The Committee shall review, pursuant to a schedule developed by the Committee Chair in consultation with management:

•	material litigation involving the Company and litigation involving officers and directors;

•	an internal audit report regarding the total annual compensation of each executive officer of the Company for consistency with Board approved compensation levels and applicable law;

•	transactions with related parties;

•	the Company’s policies with respect to risk assessment and risk management of major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	periodic reports from management, the General Counsel, the Director of Internal Auditing, and the independent auditor on matters relating to accounting, financial reporting, internal control, auditing, litigation and compliance with legal and regulatory requirements;

•	progress or results relating to major capital projects or contingency issues, as the Committee considers appropriate; and

•	the Company’s policies relating to delegation of management authority.

The Committee shall also undertake such additional activities as required by law or as the Committee or the Board of Directors may from time to time determine.

Reporting

The Committee shall have separate direct lines of communication between itself and the independent auditor, the Director of Internal Auditing, management and, with regard to litigation and legal and regulatory compliance, the General Counsel. The Committee Chair shall make regular reports to the Board on the Committee’s activities. In addition, the Committee shall:

•	report to the Board, based on its reviews and discussions, whether it recommends to the Board that the most recent year’s audited financial statements be included in the Company’s Form 10-K to be filed with the SEC; and

•	prepare and approve the Audit Committee report to be included in the Company’s proxy statement as required by the relevant regulations which shall state (i) whether it has reviewed and discussed the audited financial statements with management; (ii) whether it has discussed with the Company’s independent auditor the matters required to be discussed under relevant auditing standards; (iii) whether it has received the written disclosures and the letter from the Company’s independent auditor with respect to the auditor’s independence; and (iv) whether it has discussed the independent auditor’s independence with the auditor.

Independent Advisors

The Committee may cause an investigation to be made into any matter within the scope of its responsibility. The Committee shall have the authority to retain its own independent counsel and other advisors and determine and ensure provision for appropriate funding to compensate the independent auditors, counsel and advisors.

Effective Dates

As approved by the Board of Directors on May 25, 2000.

As Amended:	May 23, 2002
February 27, 2003
September 25, 2003

ANNUAL MEETING OF SHAREHOLDERS OF

May 27, 2004

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Vote on Directors as Class II Nominees:			This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. If no direction is made, the proxy will be voted FOR Proposal 1.
NOMINEES:
☐	FOR ALL NOMINEES	Tod R. Hamachek Melody C. Teppola Russell F. Tromley
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee name(s) below:

_____________________________________

_____________________________________

Please mark this box if you plan ☐ to attend the Annual Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

NORTHWEST NATURAL GAS COMPANY

PROXY FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John D. Carter, Randall C. Papé and Richard L. Woolworth and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the annual meeting of shareholders of Northwest Natural Gas Company to be held on Thursday, May 27, 2004, and at all adjournments thereof, (i) as designated on the reverse of this card and, (ii) at their discretion, upon any and all other matters which properly may be brought before such meeting or any adjournment thereof.

If shares of the Company’s Common Stock are held for the account of the undersigned under the Company’s Dividend Reinvestment and Stock Purchase Plan or its Retirement K Savings Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Gas Company Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the 2004 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including but not limited to the matters set forth on the reverse side.

The Company will provide reasonable accommodation for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 3412 at least 72 hours before the meeting.

Please date and sign this proxy on the reverse side and mail without delay in the enclosed envelope.

ANNUAL MEETING OF SHAREHOLDERS OF

May 27, 2004

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the postage paid envelope provided as soon as possible.
- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
- OR -

INTERNET - Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 4:00 p.m. eastern daylight time on May 26, 2004 to be counted in the final tabulation.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Vote on Directors as Class II Nominees:			This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. If no direction is made, the proxy will be voted FOR Proposal 1.
NOMINEES:
☐	FOR ALL NOMINEES	Tod R. Hamachek Melody C. Teppola Russell F. Tromley
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee name(s) below:

_____________________________________

_____________________________________

Please mark this box if you plan ☐ to attend the Annual Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.